Exhibit 10.33

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT effective as of the 6th day of February, 2015 (this “First Amendment”) TO THE EMPLOYMENT AGREEMENT (the “Employment Agreement”) by and between ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, with offices at 1050 Caribbean Way, Miami, Florida 33132 (the “Company ”), and ________________ (“Executive”).

RECITALS

WHEREAS, the parties previously executed the Employment Agreement governing the terms and conditions of Executive’s employment with the Company;

WHEREAS, because of the Company’s operation of an up-market cruise brand with smaller ships and the growing global competitive nature of smaller lines within the cruise industry and the entry of new participants in the cruise market, the parties now desire to amend the Non-Competition provisions of the Employment Agreement to adequately protect the interests of the Company, its officers, directors, shareholders and other employees of the Company.

NOW, THEREFORE, as a material inducement to the Company continuing to pay and make available to Executive the compensation and benefits referred to in the Employment Agreement, and specifically in consideration of the Executive’s receipt of the February 2015 equity grant, the parties agree as follows:

1.	NON-COMPETITION. Section 11 (a) and (b) of the Employment Agreement shall be each be amended to state as follows:

(a)
while employed under this Agreement (i) work for (in any capacity, including without limitation as a director, officer or employee) any other entity engaged in cruises, with a minimum fleet size of 1,000 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity or (ii) recruit, or otherwise influence or attempt to induce employees of Company to leave the employment of Company; and

(b)
for the two (2) year period immediately following the termination of Executive's employment pursuant to this Agreement (the "Non-competition Period"), for any reason, serve as or be a consultant to or employee, officer, agent, director or owner of another entity engaged in cruises, with a minimum fleet size of 1,000 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity. Executive further agrees that during the Non-competition Period, he or she shall not: (i) employ or seek to employ any person who is then employed or retained by Company or its affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Executive’s employment with Company); or (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with Company or its affiliates at any time during the Non-competition Period, to discontinue or reduce or modify the extent of such relationship with Company or any of its subsidiaries.

Exhibit 10.33

2.	MISCELLANEOUS.

a.	Except as amended by this First Amendment, the Employment Agreement shall remain in full force and effect in accordance with its stated terms.

b.	This First Amendment shall be subject to and governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

c.	This First Amendment may be executed in any number of counterparts, each of which shall constitute and original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the date set forth above.

Royal Caribbean Cruises Ltd.,
a Liberian corporation

By: ____________________________________
Name: Bradley H. Stein
Title: Senior Vice President, General Counsel & Secretary

_____________________

Signature: ______________________________________